EXHIBIT 99.2

Dennis E. Wheeler
Chairman and Chief Executive Officer

Coeur d’Alene Mines Corporation
505 Front Avenue, P.O. Box I
Coeur d’Alene, Idaho 83816-0316
Telephone 208.667.3511
Facsimile 208.664.4202

June 21, 2004

Wheaton River Minerals Ltd.
Special Committee of the Board of Directors
200 Burrard Street, Suite 1560
Vancouver, British Columbia
V6C 3L6, Canada

Dear Messrs Holtby, Bell and McDonald:

We are pleased to inform you that the Board of Directors of Coeur has authorized an improvement in our merger proposal for Wheaton River. Coeur has boosted the cash component of its merger proposal to Wheaton River by C$285 million, funded through a committed financing from a major international investment bank. Coeur’s increased cash component now enables Coeur to pay Wheaton River shareholders a minimum of C$1.00 per Wheaton River share in cash – representing 23% of the current value of Coeur’s merger proposal.1 An announcement to this effect is being released today.

Under the Enhanced Coeur Proposal, Wheaton shareholders may elect to receive either:

     (i) C$5.00 per Wheaton common share in cash, subject to the maximum cash consideration discussed below; or

     (ii) Coeur common stock or exchangeable shares of a Canadian subsidiary of Coeur (exchangeable for Coeur common stock on a one to one basis) (the “Canadian exchangeable shares”) at the exchange ratio of 0.731 shares of Coeur common stock or Canadian exchangeable shares for each Wheaton common share exchanged (the “Exchange Ratio”).

There is no limit on the number of Wheaton common shares that may be exchanged for Coeur common stock (or Canadian exchangeable shares). However, the maximum aggregate amount of cash that Coeur will pay to Wheaton shareholders under the Enhanced Coeur Proposal is C$570 million. Therefore, elections to receive all cash will be subject to proration if Wheaton shareholders request in the aggregate to receive more than C$570 million. Based on the number of issued and outstanding Wheaton common shares on May 27, 2004, if all Wheaton shareholders elect to receive all cash for their Wheaton common shares, shareholders will receive C$1.00 per Wheaton common share in cash and 0.577 shares of Coeur common stock or Canadian exchangeable shares. If less than all Wheaton shareholders elect the all cash option, Wheaton shareholders will receive up to C$5.00 per Wheaton common share in cash (subject to proration based on the maximum aggregate cash consideration of C$570 million).

[1]	The C$1.00 minimum per share is based on the aggregate cash consideration of C$570 million and the number of issued and outstanding Wheaton River common shares on May 27, 2004. If less than all Wheaton River shareholders elected to receive cash, then cash of more than C$1.00 per share would be available, up to the aggregate maximum of C$570 million. The aggregate cash component of C$570 million represents 23% of our total proposal based on the value of Coeur common stock as of June 18, 2004.

Wheaton River Minerals Ltd.
Special Committee of the Board of Directors
June 21, 2004

Under the offer, warrant and option holders of Wheaton River will receive an equivalent value of Coeur warrants and options based on the merger consideration.

We continue to believe that Coeur’s proposal is clearly superior to the proposed IAMGold transaction. The IAMGold transaction offers Wheaton River shareholders significantly less: no cash whatsoever and less total value, as well as less growth, significantly less trading liquidity, no operating synergies and no management operational expertise. Our combination will create a global leader in the precious metals industry, focused on the Americas, with one of the highest growth rates in the sector. Our combination will create the fourth largest North American precious metals company, enhance Coeur’s position as the world’s largest primary silver producer, and create a top 10 global gold producer with among the lowest cash costs in the industry. The combination will bring together Coeur’s wholly owned mines and operating expertise in South America with Wheaton River’s properties in South America. Based upon a preliminary review of Wheaton River’s publicly available information, Coeur anticipates cost savings of US$8-10 million annually. The combined company, a totally unhedged precious metals producer, will have a strong balance sheet, increased financial flexibility, and industry leading trading liquidity on both the NYSE and TSX, providing excellent value to both Wheaton River and Coeur stockholders. Based on current trading prices, the NAV multiple of the combined company would be in line with the average of intermediate producers.

As a result of the initiatives taken by our management, we are now in a strong financial position, with US$235 million in cash and no net debt. In addition to our four operations, we have advanced development projects in Bolivia and Alaska that we expect will double our gold production and increase our silver production by an additional 45% over the next two years. Between January 1, 2003 and May 27, 2004, Coeur’s share price on the NYSE increased 157%, making Coeur one of the best performers in our sector.

We would like to meet with you and your separate financial and legal advisors to engage in full, open and constructive communication about the merits of our improved merger proposal. We continue to be willing to provide Wheaton River a full opportunity to conduct due diligence on Coeur, subject to entering into a confidentiality agreement in the usual form. We are confident that upon your review of our properties and operations, you will conclude that our revised proposal offers superior value to your stockholders when compared to the existing proposed IAMGold-Wheaton River transaction.

I am confident that working together we can quickly close a transaction that is in the best interests of both companies’ stockholders. I look forward to your response at your earliest convenience.

On behalf of the Coeur d’Alene Board of Directors,

Yours truly,

/s/ Dennis E. Wheeler

Dennis E. Wheeler
Chairman and Chief Executive Officer